EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-147184, 333-146493 and 333-19195) and Form S-8 (Registration Nos. 333-95127, 333-95129, 333-91386 and 333-134608) of SyntheMed, Inc. (the "Company") of our report (which included an explanatory paragraph relating to the Company's ability to continue as a going concern) dated March 24, 2011 with respect to the financial statements of SyntheMed, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ EisnerAmper LLP

New York, New York
March 24, 2011